Paper D: Ontario's Financing Plan                                                                              107
--------------------------------------------------------------------------------------------------------------------

Paper D
Ontario's Financing Plan

108                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Paper D: Ontario's Financing Plan                                                                              109
--------------------------------------------------------------------------------------------------------------------

Highlights

•   With the 2002-03 surplus of $524 million, the Province has achieved its target to reduce debt by $5 billion from the 1998-99 level.
•   Rating agencies have recognized Ontario's fiscal and economic achievements. In July 2002,
     Ontario's credit rating was upgraded by Moody's Investors Service (Moody's) to Aa2 from
     Aa3, the first upgrade from Moody's since 1974.  In August 2002, both Standard & Poor's
     (S&P) and Dominion Bond Rating Service (DBRS) confirmed their AA ratings for the
     Province. Since 1995, Ontario has achieved nine rating improvements, including four upgrades to its long-term rating.
•   Through the Ontario Financing Authority (OFA), the Province intends to raise $11.8 billion in long-term public borrowing for 2003-04, primarily to refinance maturing debt.  This will include proceeds from the ninth annual Ontario Savings Bond campaign in June.
•   The Province's 2002-03 long-term public borrowing program of $15.8 billion was completed in a cost-effective manner.  As a strong and stable credit, Ontario is able to take advantage of a variety of borrowing opportunities in the domestic and international fixed income markets.
•   The Province completed the Ontario Electricity Financial Corporation's (OEFC) 2002-03
     borrowing requirements, including  debt maturities of $2.7 billion, and will refinance OEFC's long-term debt maturities of $3.5 billion in 2003-04.
•   OEFC sold $2.1 billion of the Hydro One debt that it had held since the restructuring of the electricity sector in 1999. This sale into the public capital markets resulted in a financial gain of over $200 million for OEFC.
•   The Province announced on January 28, 2003 that Desjardins Credit Union Inc. was the successful bidder for the Province of Ontario Savings Office (POSO).  Desjardins Credit
     Union Inc. will be the new owner effective April 1, 2003.

110                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

2002-03 Borrowing Program

The Province, through the OFA, employed a wide variety of financing approaches to complete its borrowing requirements in 2002-03. Ontario adapted to challenging market conditions by continuing to diversify its funding sources to meet investors' needs. These funding sources included domestic, European and global bonds as well as medium term notes (MTNs). In addition, Ontario residents participated in the annual Ontario Savings Bond campaign.

The Province's bond issues are well received by both retail and institutional investors worldwide.
While domestic investors comprise the largest investor base for Ontario, significant foreign investor interest, particularly from the United States, but also Europe and Asia, demonstrates the widespread international demand for Ontario's bonds.

•   The Province completed $15.8 billion in long-term public borrowing in 2002-03, compared to the Budget Plan of $12.7 billion. Historically low but rising interest rates made it prudent for the Province to partially pre-fund its 2003-04 financing needs, including $2.2 billion related to the replacement of POSO deposits.

Long-Term Public Borrowing
In 2002-03,  the Province  completed $15.8 billion in long-term public borrowing
(excluding  debt  buybacks)  composed of $6.7 billion in Domestic  Issues,  $2.6 billion from the Ontario  Savings  Bond  Campaign,  $4.0 billion in U.S.  dollar
Global Issues,  $1.1 billion in Euro-Canadian  Dollar Issues, $0.6 in Euro EMTNs and $0.8 billion in other borrowing.

•   The domestic market was the main
     funding source for the Province in
     2002-03, providing a total of
     $6.7 billion, including:
    •   11 syndicated domestic issues; and
    •   more than 20 smaller structured
         issues via the domestic MTN
         program.
•   The 2002 Ontario Savings Bond
     campaign raised an additional
     $2.6 billion.
•   The Province also issued nine
     Euro-Canadian dollar bonds via its
     Euro Medium Term Note (EMTN) program, raising a total of $1.1 billion.
•   While more than two-thirds of the borrowing program was raised in Canadian dollars, Ontario was also successful in accessing foreign currency markets. This borrowing achieved funding costs below those available in the Canadian dollar markets. The Province issued seven U.S.
     dollar global bonds for the Canadian dollar equivalent of $4.0 billion. Additionally, a total of
     $0.9 billion was raised via a New Zealand dollar global bond, a Euro currency-denominated
     EMTN and an Australian dollar-denominated EMTN.
•   In 2002-03, the Province purchased and retired $517 million of several Ontario debt issues, financing the purchases with similar amounts of debt issued at more favourable rates.

Paper D: Ontario's Financing Plan                                                                              111
--------------------------------------------------------------------------------------------------------------------

2003-04 Borrowing Program

The Province intends to raise $11.8 billion in long-term public borrowing in 2003-04, primarily to refinance maturing debt

Financial Summary
($ Billions)
--------------------------------------------------------------------------------------------------------------------
                                                                 2002-03            2002-03            2003-04
                                                               Budget Plan          Interim          Budget Plan
--------------------------------------------------------------------------------------------------------------------
Surplus                                                            0.0                0.5                0.0
Adjustments for:
     Non-Cash Items Included in Surplus                           (2.9)              (4.2)              (1.3)
     Amortization of Tangible Capital Assets                       0.7                0.8                0.8
Acquisitions of Tangible Capital Assets                           (1.4)              (1.3)              (1.5)
Maturities of Debt*                                              (11.7)             (11.6)             (10.1)
Early Redemptions of Debt                                         (1.2)              (1.1)              (1.0)
Canada Pension Plan Borrowing                                      0.7                 -                 1.2
Decrease/(Increase) in Cash and Cash Equivalents                   3.0               (0.2)               3.0
Increase/(Decrease) in Short-Term Borrowing                         -                 1.3                0.3
Other Sources/(Uses) of Cash**                                      -                  -                (3.2)
Long-Term Public Borrowing Requirement                            12.7               15.8               11.8
--------------------------------------------------------------------------------------------------------------------
Note: Numbers may not add due to rounding.
*    2002-03 interim maturities of debt are lower than the 2002-03 Budget Plan due to the Province exercising its options on extendible bonds.
**   Includes a $1 billion capital injection to the Ontario Municipal Economic Infrastructure Financing Authority and the
     replacement of approximately $2.2 billion in deposits with the Province of Ontario Savings Office upon its sale.
                                                           ---------------------------------------------------------

•   The domestic market will remain the main borrowing source for the Province, including the ninth annual Ontario Savings Bond campaign in June.
•   The Province will also continue to take advantage of foreign markets when cost-effective borrowing opportunities arise.

112                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Debt Management Program

The Province manages its debt by adhering to prudent risk management policies to mitigate its exposures to financial risk, such as interest rate, foreign exchange and credit risk, while maintaining the needed flexibility in its borrowing and debt management programs.

•   The Province has set a policy of a maximum interest rate reset exposure of 25 per cent of outstanding debt. Interest rate reset exposure is the combination of net floating rate exposure
     (i.e., gross floating rate exposure less liquid reserves) and all fixed rate debt maturing within the next 12 months. As of February 28, 2003, interest rate reset exposure was 12.1 per cent of outstanding debt, compared to 12.5 per cent as of March 31, 2002.
•   The Province has set a policy that limits exposure to unhedged foreign currencies to five per cent of outstanding debt. As of February 28, 2003, the Province's foreign exchange exposure was 1.5 per cent of outstanding debt, unchanged from March 31, 2002.
•   Credit risk arises when the Province invests its liquid reserves and when it carries out debt management activities to mitigate risks associated with new borrowing and outstanding debt.
     To minimize credit risk, the Province has set a policy of undertaking transactions only with the federal and provincial governments and non-government counterparties with high credit quality.

Debt Maturity Profile

(C$ Billions)

--------------------------- ----------------- ------------ --------------
    Fiscal Year Ending          Ontario          OEFC          Total
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2004                                    10.1          3.5           13.6
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2005                                    11.8          4.0           15.8
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2006                                    16.6          1.2           17.8
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2007                                     6.9          0.1            7.1
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2008                                     7.6          1.5            9.1
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2009                                     7.9          3.1           11.1
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2010                                     7.7          1.2            8.8
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2011                                     4.1          1.0            5.1
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2012                                     3.7          0.5            4.1
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2013                                     6.1          0.0            6.1
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2014-2018                                1.1          1.8            2.9
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2019-2023                                3.5          3.7            7.1
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2024-2028                               10.0          2.6           12.6
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2029-2033                                9.1          0.9           10.0
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2034-2038                                0.8          0.0            0.8
--------------------------- ----------------- ------------ --------------
--------------------------- ----------------- ------------ --------------
2039-2043                               10.6          0.0           10.6
--------------------------- ----------------- ------------ --------------

Source: Ontario Financing Authority

•   Liquid reserves are maintained at
     levels sufficient to ensure the
     government can meet its short-term
     financial obligations. Ontario's
     Treasury Bill and U.S. Commercial
     Paper programs are also available
     to meet additional liquidity needs
     if required.
•   The Province and OEFC have  debt
     maturing over the next three fiscal
     years ranging from $13.6 billion in
     2003-04 to $17.8 billion in 2005-06.
•   The Province strives for a balanced
     debt maturity profile to mitigate the
     interest rate risk inherent in
     refinancing maturing and floating-rate debt.

Paper D: Ontario's Financing Plan                                                                              113
--------------------------------------------------------------------------------------------------------------------

Ontario's Credit Ratings

Credit rating agencies have recognized Ontario's fiscal and economic achievements.

In July 2002, Ontario's credit rating was upgraded by Moody's to Aa2 from Aa3, the first upgrade from Moody's since 1974. In August 2002, both S&P and DBRS confirmed their AA ratings for the Province. The upgrade placed Ontario's overall credit ratings second among Canada's provinces, with only Alberta having higher ratings.

Since 1995, Ontario has achieved nine rating improvements, including four upgrades to its long-term rating. These upgrades are based on continued improvements in the Province's financial profile, reflected in:

•   consecutive balanced budgets since 1999-2000;
•   improved overall competitiveness of Ontario's economy resulting from tax cuts; and
•   prudent fiscal policy and continuing improvement in the Province's debt profile.

Ontario's Credit Ratings
----------------------------------------------------------------------------------------------------------------
                                                                      Credit Rating              Outlook
---------------------------------------------------------------- -----------------------------------------------
Standard & Poor's                                                           AA                   Stable
Moody's Investors Service                                                  Aa2                   Stable
Dominion Bond Rating Service                                                AA                   Stable
---------------------------------------------------------------- -----------------------------------------------
Source: Ontario Financing Authority.

114                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Ontario Electricity Financial Corporation (OEFC)

OEFC is the agency of the Province responsible for the servicing and management of the former
Ontario Hydro's debt, derivative contracts and certain other liabilities.

•   OEFC sold $2.1 billion of the Hydro One debt that it had held since the restructuring of the electricity sector in 1999. This sale into the public capital markets resulted in a financial gain of over $200 million for OEFC.
•   In 2002-03, the Province completed OEFC's borrowing requirements, including debt maturities of $2.7 billion, through the $2.1 billion raised from the successful sale of the Hydro
     One notes and the issuance of $0.9 billion in long-term debt.
•   OEFC's long-term debt maturities total $3.5 billion in 2003-04. These maturities will be refinanced in the long-term public debt markets.
•   On December 9, 2002, the Electricity Pricing, Conservation and Supply Act, 2002 was passed to freeze the price that families, small businesses and farmers pay for electricity at
     4.3(cent) per kilowatt-hour (kWh) until 2006. OEFC is responsible for managing the Electricity
     Consumer Price Protection Fund created under the Act.

Paper D: Ontario's Financing Plan                                                                              115
--------------------------------------------------------------------------------------------------------------------

Ontario Municipal Economic Infrastructure Financing Authority
(OMEIFA) and Ontario Opportunity Bonds

In August 2002, in an address to the annual conference of the Association of Municipalities of
Ontario, the Premier announced that OMEIFA would be created to reduce infrastructure financing costs for municipalities to assist them in meeting the challenges presented by expanding economies and growing populations.

The Ontario Municipal Economic Infrastructure Financing Authority Act, 2002, which received royal assent on December 9, 2002, provides the framework for the governance and accountability of the new agency.

The Premier also stated that the government would provide a capital injection to OMEIFA of
$1 billion to start up the new financing authority and that the Ontario Clean Water Agency would provide $120 million to be dedicated to finance sewage and clean water infrastructure. OMEIFA will issue tax-exempt Ontario Opportunity Bonds to investors to raise additional capital.

116                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Province of Ontario Savings Office (POSO)

POSO provides basic deposit-taking services to the public through its 28 offices in Ontario.

•   In the 2001 Budget, the Province of Ontario announced its intent to sell POSO, as it had become clear that these services were better delivered by the private sector, which has more experience in running banks. On September 26, 2002, the government released a Request for
     Proposals to qualified bidders interested in buying POSO.
•   On January 28, 2003, the government announced that Desjardins Credit Union Inc. was the successful bidder for POSO and will be the new owner effective April 1, 2003.  Desjardins
     Credit Union Inc. will pay approximately $50 million for POSO and invest an additional
     $120 million into expanded services, training and improvements.
•   The Province will continue to guarantee payment of all POSO short-term deposits and guaranteed investment certificates that were purchased before April 1, 2003, until their maturity. The Provincial guarantee on demand deposits will remain in place until the transfer of POSO to the new owner. On the date of the transfer, Desjardins Credit Union Inc. will assume responsibility for all POSO deposits.